                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Intervoice, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS  75252

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 17, 1999


To the Shareholders of INTERVOICE, INC.:

      The annual meeting of shareholders of InterVoice, Inc., a Texas corporation (the "Company"), will be held on Thursday, August 17, 1999, at 10:00 a.m., local time, at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas, for the following purposes:

                  1.    To elect the Board of Directors for the ensuing year;

                  2. To consider and vote upon a proposal to approve the Company's 1999 Stock Option Plan; and

                  3. To consider and vote upon a proposal to amend the Articles of Incorporation of the Company to change the corporate name of the Company to InterVoice-Brite, Inc.; and

                  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 21, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 28, 1999 and the financial statements for such fiscal year are contained in the accompanying 1999 Annual Report. The 1999 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                        By order of the Board of Directors,


                                        Daniel D. Hammond
                                        Chairman of the Board
                                        and Chief Executive Officer
Dallas, Texas

June 28, 1999

                                INTERVOICE, INC.
                             17811 WATERVIEW PARKWAY
                               DALLAS, TEXAS 75252

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 17, 1999

                                  INTRODUCTION


      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy will first be sent to shareholders of the Company is July 15, 1999.


      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director, the proposal to amend the Company's Articles of Incorporation to change the Company's corporate name and the proposal to approve the Company's 1999 Stock Option Plan.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS


      Only holders of record of Common Stock at the close of business on June 21, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 28,899,109 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholders who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of June 10, 1999.


Name and Address                   Number of Shares            Percent
of Beneficial Owner               Beneficially Owned           of Class
-------------------               ------------------           --------
FMR Corp.                           1,815,400 (1)                6.3%
82 Devonshire Street

Boston, Massachusetts 02109

Daniel D. Hammond (2)                1,577,048(3)                5.4%
17811 Waterview Parkway
Dallas, Texas 75252

(1) A Schedule 13G dated February 1, 1999 was filed by FMR Corp., disclosing the ownership of 907,700 shares of Common Stock, as of December 31, 1998, as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). The shares of the Company's Common Stock disclosed in the above table are adjusted to reflect a 100% stock dividend issued on shares of Company Common Stock in January 1999. Fidelity Management and Research Company ("Fidelity") is a wholly-owned subsidiary of FMR Corp. FMR Corp., through its control of Fidelity, and Edward C. Johnson III, Chairman of FMR Corp., and certain Fidelity Funds each has sole power to dispose of the 1,815,400 shares (as adjusted to reflect the stock dividend). Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under the written guidelines established by the Funds' Boards of Trustees. All shares are held subject to sole voting power and sole dispositive power. Beneficial ownership of the securities of an issuer may be reported on a Schedule 13G only in the event that the reporting person has acquired such securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

(2) Mr. Hammond is the Chairman of the Board and Chief Executive Officer of the Company.

(3) Includes 514,600 shares not outstanding but subject to currently exercisable stock options, and 342 shares in the Company's 401(k) Employee Savings Plan.

                        VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director, the proposal to change the Company's corporate name and the proposal to approve the Company's 1999 Stock Option Plan.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.

      The proposal to change the Company's corporate name requires an amendment to its Articles of Incorporation, which must be approved by the affirmative vote of a majority of the outstanding Common Stock of the Company. Votes that are withheld will have the same effect as a vote against this proposal.

      The proposal to approve the Company's 1999 Stock Option Plan must be approved by a majority of the shares of Common Stock present or represented and voting at the meeting. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on this proposal, provided a quorum is present.

      Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any "broker non-votes" will have no effect on the election of directors or the proposal to approve the Company's 1999 Stock Option Plan, but broker non-votes will have the same effect as a "no" vote on the proposal to amend the Company's Articles of Incorporation to change its corporate name.

                               EXECUTIVE OFFICERS

      Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, Daniel D. Hammond, Chairman of the Board and Chief Executive Officer is included under "Proposal 1. Election of Directors".

DAVID A. BERGER, age 54, is currently President and Chief Operating Officer, a position he has held since August 1998. From June 1995 to August 1998, he served as President of the Satellite Networks Division of Scientific Atlanta, a company that designs, manufactures, sells and installs satellite communications networks worldwide. From February 1994 to June 1995, he served as President of the Satellite Communications Division of Scientific Atlanta. Prior thereto, from November 1993 to February 1994, he served as Strategy Consultant for Scientific Atlanta.

ROB-ROY J. GRAHAM, age 46, is currently Chief Financial Officer and Secretary, positions he has held since August 1994; Chief Accounting Officer of the Company, a position he has held since April 1994; and Controller of the Company, a position he has held since August 1992.

DWAIN H. HAMMOND, age 42, is currently Senior Vice President, Engineering, a position he has held since March 1997. From September 1994 to March 1997, Mr. Hammond served as Vice President of Research and Development. Prior thereto, he served the Company as Vice President - Research and Development, Core Systems from September 1993 to September 1994, and as Director of Hardware Development from 1990 to September 1993. Mr. Hammond, who has been an employee of the Company since 1984, is the brother of Daniel D. Hammond, Chairman of the Board and Chief Executive Officer.

GORDON H. GIVENS, age 56, is currently Senior Vice President, Custom Products Line of Business, a position he has held since July 1998. From July 1996 to July 1998, Mr. Givens served as Managing Director of European Strategic Business Unit. From March 1994 to July 1996, he served as Vice President-Technical Services. Prior thereto, he served as Vice President-Professional Services from March 1993 to March 1994. Mr. Givens has been an employee of the Company since 1987.

M. GREGORY SMITH, age 51, is currently Senior Vice President - Sales, the Americas and Asia Pacific, a position he has held since August 1996. From July 1994 to May 1996, he served as Vice President and General Manager of SRX Corporation, a company that engaged in the manufacture and sale of telecommunications equipment. Prior thereto, from May 1992 to July 1994, Mr. Smith served as Regional Sales Manager of Rockwell International, a manufacturer and contractor in the telecommunications industry.

ERIC L. PRATT, age 34, is Vice President of Telco Sales and Systems Engineering, a position he has held since October 1997. From October 1995 to October 1997, he served as Senior Director, Sales for DSC Communications Corporation, a company that designs, manufactures, and markets telecommunications equipment. Prior thereto, he served as Senior Account Director, Sales for DSC Communications Corporation from June 1993 to October 1995.

MICHAEL J. POLCYN, age 41, is Vice President - Packaged Products Line of Business, a position he has held since March 1998. From December 1995 to March 1998, Mr. Polcyn served as the Company's Vice President, Business Development and Product Marketing. Prior thereto, he served as Director, Product Marketing from March 1994 to December 1995, and as Director, Call Center Engineering from March 1992 to March 1994. Mr. Polcyn has been an employee of the Company since 1987.

PHILLIP C. WALDEN, age 54, is Vice President - Manufacturing, a position he has held since July 1987.

MANUEL VICTOR JAMES, age 46, is Vice President - Network Services Line of Business, a position he has held since July 1998. From January 1997 to June 1998, Mr. James served as a Senior Director for DSC Communications Intelligent Networks Division, a company that designs, manufactures, and markets telecommunications equipment. From June 1997 to December 1997, Mr. James served as the General Manager for the DSC Telecom Systems Group acquired from Texas Instruments, Incorporated. Prior thereto, Mr. James served as General Manager for the Telecom Systems Division of Texas Instruments, a company that designs, manufactures and markets voice dialing, fax messaging and wireless antenna equipment, from June 1996 to May 1997, and Director of Business Development from June 1995 to May 1996. From June 1993 to June 1995, Mr. James served as Director Product Management AIN/PCS Products for DSC Communications.

DEAN C. HOWELL, age 41, is Vice President and Corporate Counsel, a position he has held since March 1996. From October 1992 to February 1996, he served as Legal Counsel.

HAROLD DON BROWN, age 43, is Vice President - Human Resources, a position he has held since September 1995. From November 1994 to August 1995, Mr. Brown served as Director of Human Resources. From August 1992 to September 1994, he served as Manager of Human Resources for the Permian Basin business unit of Unocal Corporation, a company that produces and sells energy resources and specialty minerals.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board is five. The number of director positions will be increased from five to six as of the date of the annual meeting of shareholders.

      The six directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Stanley G. Brannan, the Chairman, Chief Executive Officer and President of Brite Voice Systems, Inc. (The Company owns 75% of the common stock of Brite Voice Systems, Inc.), is a nominee for director. The other five nominees for director are the current directors of the Company. During the fiscal year ended February 28, 1999, the Board of Directors held 12 meetings. All members of the Board attended at least 75% of the meetings of the Board of Directors during the last fiscal year.

      The six nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the six nominees for director.

      DANIEL D. HAMMOND, age 47, a founder of the Company, is currently the Chairman of the Board, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr. Hammond currently serves as a director of Brite Voice Systems, Inc. Mr. Hammond has served as a director of the Company since 1984.

      JOSEPH J. PIETROPAOLO, age 43, is currently an independent consultant who has been providing consulting services related to on-line lottery systems since March 1998. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo has served as a director since 1989.

      GEORGE C. PLATT, age 58, is currently the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. He has held this position since January 1991. Mr. Platt has served as a director since 1991.

      GRANT A. DOVE, age 71, is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. Mr. Dove currently serves as a director of Media One Group, Cooper Cameron Corp., Control Systems International, Inc., Microelectronics and Computer Technology Corp., Optek Technology, Inc., Object Space, Inc., Vocal Data Inc. and Spotcast Communications, Inc. Mr. Dove has served as a director since 1996.

      DAVID W. BRANDENBURG, age 54, is President of the Brandenburg Life Foundation, a position he has held since October 1996. From November 1997 to May 1998 Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. Mr. Brandenburg served as Vice Chairman of the Company from December 1994 to May 1995. Prior thereto, Mr. Brandenburg served as President of the Company from July 1990 to December 1994. Mr. Brandenburg has served as a director since 1997, and from 1990 to 1995.

      STANLEY G. BRANNAN, age 50, the founder of Brite Voice Systems, Inc., served as Chairman, Chief Executive Officer and President of Brite Voice Systems, Inc. from its inception until resigning as Chief Executive Officer and President in December 1996. Mr. Brannan subsequently resigned as Chairman of the Board of Brite Voice Systems, Inc. in January 1998. In November 1998 Mr.
Brannan resumed his role as Chairman, Chief Executive Officer and President of Brite Voice Systems, Inc. on an interim basis. Prior to founding Brite Voice Systems, Inc., Mr. Brannan founded Mycro-Tek, Inc., a company specializing in the manufacture of microprocessor-based products used in electronic newsroom systems and television character generators. When Mycro-Tek, Inc. was acquired by Allied Corporation in 1980, Mr. Brannan was employed by Allied and eventually became president of that company's Merganthaler USA Division. Mr. Brannan has not previously served as a director of the Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 10, 1999, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

                                                                                   Common Stock
                                                                                 Beneficially Owned (1)
                                                                             -----------------------------
                                                                             Number               Percent
Name                                                                         of Shares            of Class
----                                                                         ---------            --------
Directors and Nominees for Director

Daniel D. Hammond........................................................... 1,577,048(2)           5.5%
David W. Brandenburg........................................................   689,802(3)           2.4%
Joseph J. Pietropaolo.......................................................    16,000(4)              *
George C. Platt.............................................................    54,200(4)              *
Grant A. Dove...............................................................    52,000(4)              *
Stanley G. Brannan..........................................................        --(5)              *

Named Executive Officers (who are not a director or nominee named above)

Rob-Roy J. Graham...........................................................    143,524(6)              *
Dwain H. Hammond............................................................     95,806(7)              *
M. Gregory Smith............................................................     42,542(8)              *
Eric L. Pratt...............................................................     28,332(9)              *

All Directors, Nominees for Director and Executive Officers
as a Group (17 persons).....................................................  3,101,003(10)          10.7%

       *    Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 514,600 shares not outstanding but subject to currently exercisable stock options, and 342 shares held in the Company's 401(k) Employee Savings Plan.

(3) Includes 66,800 shares held in Mr. Brandenburg's wife's IRA, and 8,000 shares not outstanding but subject to currently exercisable stock options.

(4) Shares are not outstanding but are subject to currently exercisable stock options, other than 22,000 shares held by Mr. Dove, and 3,200 shares held in Mr. Platt's IRA.

(5) At the effective time of the merger of the Company and Brite Voice Systems, Inc., it is expected that Mr. Brannan will beneficially own approximately 293,000 shares of the Company's Common Stock based on the estimated number of shares he will receive in exchange for his stock in Brite Voice Systems, Inc.

(6) Includes 125,132 shares not outstanding but subject to currently exercisable stock options, and 318 shares held in the Company's 401(k) Employee Savings Plan.

(7) Includes 52,434 shares not outstanding but subject to currently exercisable stock options, and 318 shares held in the Company's 401(k) Employee Savings Plan.

(8) Includes 31,582 shares not outstanding but subject to currently exercisable stock options, and 102 shares held in the Company's 401(k) Employee Savings Plan.

(9) All such shares are not outstanding but subject to currently exercisable stock options.

(10) Includes 70,000 shares held in an IRA of a director or a director's spouse, 1,160,407 shares not outstanding but subject to currently exercisable stock options, and 2,372 shares held in the Company's 401(k) Employee Savings Plan.

COMPENSATION OF DIRECTORS

      All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $500 for each Board or committee meeting attended. In addition, if the 1999 Stock Option Plan is approved by the shareholders at the Annual meeting, all directors will be eligible for stock option grants under the 1999 Stock Option Plan. Pursuant to the Company's 1990 Nonqualified Stock Option Plan, on August 1, 1998 each of Messrs. Pietropaolo, Dove, Platt and Brandenburg were automatically granted an option to purchase 8,000 shares of Common Stock at $9.00 per share, which options can be exercised commencing on the date of the next annual meeting of shareholders, at the closing market price of the Common Stock on the date of grant.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

      The Audit Committee, which held nine meetings during fiscal 1999, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Joseph J. Pietropaolo, Chairman, George C. Platt, David W. Brandenburg, and Grant A. Dove.

      The Compensation Committee, which held six meetings during fiscal 1999, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options and restricted stock under the 1990 Incentive Stock Option Plan, the 1998 Stock Option Plan and the Restricted Stock Plan. The Compensation Committee also administers the Employee Stock Purchase Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo, David W. Brandenburg and Grant A. Dove.

      The Executive Committee, which did not hold monthly meetings during fiscal 1999, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its only current member is Daniel D. Hammond, Chairman.

      The Nominating Committee, which met two times during fiscal 1999, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Grant A. Dove, Chairman, and Daniel D.
Hammond.

                      PROPOSAL 2. TO APPROVE THE COMPANY'S
                             1999 STOCK OPTION PLAN

INTRODUCTION

         On June 10, 1999, the Board of Directors adopted, subject to the approval of the stockholders of the Company, the InterVoice, Inc. 1999 Stock Option Plan (the "Plan"). The Board believes that stock option plans provide an important means of attracting, retaining and motivating key personnel and recommends that stockholders approve the Plan. Because directors and executive officers of the Company are eligible to receive options under the Plan, each of them has a personal interest in the approval of the Plan.

         On June 9, 1999, the Company acquired 75% of the common stock of Brite Voice Systems, Inc., and the Company will be acquiring the remaining shares of such common stock through a merger. As a result of this acquisition, the number of employees of the Company and its subsidiaries will approximately double. Accordingly, the Company's existing stock option and other incentive plans will not be sufficient to meet the Company's equity-based employee compensation and incentive goals, and the Plan is needed to provide stock-based incentive compensation both to the Company's current employees and to these additional employees of the Company and its subsidiaries resulting from the acquisition of Brite Voice Systems, Inc.

SUMMARY OF THE PLAN

         A copy of the Plan is attached to this Proxy Statement as Exhibit A. The following summary of the Plan is qualified in its entirety by reference thereto.

         Purposes. The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage employees to remain in the employ of the Company and to provide motivation to employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and performance of the Common Stock. A further purpose of the Plan is to provide a means through which the Company may attract able persons to become directors of the Company and to provide directors with additional incentive and reward opportunities designed to strengthen their concern for the welfare of the Company and its stockholders.

         Administration. The Plan provides for administration by the Compensation Committee or another committee of the Board (the "Committee"), provided that each member of the Committee must be both a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3) interpreting Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). Among the powers granted to the Committee are the authority to interpret the Plan, establish rules and regulations for its operation, select eligible persons to receive options under the Plan and determine the form and amount and other terms and conditions of such options. Notwithstanding the authority delegated to the Committee to administer the Plan, the Board is given exclusive authority, subject to the express provisions of the Plan, to grant options under the Plan to non-employee directors of the Company and to determine the amount, terms and conditions of such options. However, the Board has no authority under the Plan to select and grant options to employees of the Company, and such authority is vested exclusively in the Committee. The Plan authorizes the Committee to delegate its authority under the Plan in certain circumstances; provided, however, that only the Committee may select and grant options to employees who are subject to
Section 16 of the Exchange Act or who are "covered employees," as defined in
Section 162(m) of the Code.

         Eligibility for Participation. All employees of the Company and its subsidiaries and all non-employee directors of the Company are eligible to be selected to participate in the Plan. The selection of employees is within the discretion of the Committee, and the selection of non-employee directors is within the discretion of the Board. In making this selection, the Committee and the Board may give consideration to the functions and responsibilities of the participant, his or her past, present and potential contributions to the growth and success of the Company and such other factors deemed relevant by the Committee or the Board. No employee is entitled to receive an option unless selected by the Committee, and no non-employee director is entitled to receive an option unless selected by the Board. As of June 9, 1999, the Company and its subsidiaries had a total of approximately 1,404 employees, including approximately 679 employees of Brite Voice Systems, Inc.

         Stock Options. The Plan provides for the grant of nonqualified stock options that are not intended to meet the requirements of Section 422(b) of the Code. All options shall be subject to the terms, conditions, restrictions and limitations of the Plan, except that the Committee or the Board may, in its sole judgment, subject any option to such other terms, conditions, restrictions and limitations as it deems appropriate, provided they are not inconsistent with the terms of the Plan.

         The Committee or the Board will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise and the exercise price per share of Common Stock subject to the option. In no event, however, may the exercise price of a stock option be less than 100% of the fair market value of the Common Stock on the effective date of the option's grant. The term of each option shall be as specified by the

Committee or the Board, provided that, unless otherwise designated by the Committee or the Board, no option shall be exercisable later than ten years from the effective date of the option's grant. Upon exercise of an option, the exercise price may be paid by a participant in cash or, in the discretion of the Committee, by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the option is exercised and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price and any required withholding taxes.

         Available Shares. The maximum number of shares of Common Stock that shall be available for grant of options under the Plan shall not exceed 4,000,000, subject to adjustment in accordance with the provisions of the Plan. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination thereof.

         The Committee shall have full discretion to determine the manner in which shares of Common Stock available for grant of options under the Plan are counted. In the absence of Committee action, the Plan sets forth certain rules applicable for this purpose. For example, in general, unless otherwise determined by the Committee, shares of Common Stock related to options which terminate by expiration, forfeiture or cancellation without the issuance of shares shall again be available for grant under the Plan.

         If the Company shall effect a subdivision or a consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which outstanding options granted under the Plan may thereafter be exercised or satisfied, and the exercise prices thereof, shall be proportionately adjusted. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, separations (including a spin-off or other distribution of stock or property), exchanges or other relevant changes in capitalization, outstanding options under the Plan shall be subject to adjustment by the Committee at its discretion as to the number, price and kind of shares or other consideration subject to, and other terms of, such options to reflect such changes in the outstanding Common Stock. Also, in the event of any such changes in the outstanding Common Stock, the aggregate number of shares available for grant of options under the Plan may be equitably adjusted by the Committee.

         The maximum number of shares of Common Stock for which options may be granted under the Plan to any one optionee during a calendar year is 300,000.


         As of June 24, 1999, the closing sales price of the Common Stock as reported on the Nasdaq National Market was $12.44 per share.


         Corporate Change. The Plan provides that, in the event of a corporate change (defined in the Plan to include the dissolution or liquidation of the Company, certain reorganizations, mergers or consolidations of the Company, the sale of all or substantially all the assets of the Company or the occurrence of a change in control of the Company), unless otherwise provided in the related option agreement, (i) each option then outstanding under the Plan shall become exercisable in full, (ii) all restrictions (other than restrictions imposed by law) imposed on any Common Stock that may be delivered pursuant to the exercise of such options shall be deemed satisfied.

         Amendment. The Board may at any time suspend, terminate, amend or modify the Plan, provided that no amendment or modification shall become effective without the approval of such amendment or modification by the stockholders of the Company if the Company determines that such stockholder approval is necessary or desirable. No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any option previously granted under the Plan, without the consent of the optionee (except that consent of the optionee is not required for certain tax-related amendments or modifications to an option).

      Effectiveness. The Plan will become effective as of the date of its approval at the annual meeting. The Plan has no fixed expiration date.

         United States Federal Income Tax Consequences. The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to employees and directors may be either more or less favorable than those described below depending on the employees' or directors' particular circumstances. Accordingly, each participant should consult his or her own tax advisor with respect to the tax consequences of participation in the Plan.

         An optionee will not recognize income for federal income tax purposes upon the grant of an option. The optionee will recognize ordinary income upon exercise of an option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of the shares. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee due to the exercise of options at the time of such recognition.

         If the optionee is an employee, income recognized upon the exercise of an option by an employee will be considered compensation subject to withholding at the time the income is recognized. As a result, the Company must make the necessary arrangements with such optionees to ensure that the amount of tax required to be withheld is available for payment.

         The basis of shares transferred to an optionee upon exercise of an option is the price paid for the shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If the optionee thereafter sells shares acquired upon exercise of an option, the difference between the amount realized by the optionee and his or her basis in the shares will constitute capital gain or loss for federal income tax purposes.

         Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Compensation attributable to an option is deemed to satisfy the requirements for performance-based compensation only if (i) the grant is made by a committee composed of two or more outside directors; (ii) the plan states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and (iii) under the terms of the option, the amount of compensation the optionee could receive is based solely on an increase in the value of the stock after the date of the option grant. The Plan has been designed such that options granted thereunder will qualify as performance-based compensation for purposes of Section 162(m) of the Code.

         The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

REQUIRED AFFIRMATIVE VOTE

         Provided a quorum is present, the affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present or represented and voting at the meeting shall be required to approve the Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE OF THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

                       PROPOSAL 3. TO AMEND THE COMPANY'S
                            ARTICLES OF INCORPORATION
                          TO CHANGE ITS CORPORATE NAME

         On June 10, 1999, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to Article I of the Company's Articles of Incorporation to change its name to "InterVoice-Brite, Inc." If the amendment is approved, Article I of the Company's Articles of Incorporation will be amended to read in its entirety as follows:

         "The name of the corporation is InterVoice-Brite, Inc."

         On June 9, 1997, the Company acquired 75% of the common stock of Brite Voice Systems, Inc., and the Company will be acquiring the remaining shares of such common stock through a merger.

         The Board of Directors approved the new name in light of the pending merger between the Company and Brite Voice Systems, Inc. The Board believes there is substantial good will and name recognition associated with the name of Brite Voice Systems, Inc. The name InterVoice-Brite, Inc. will allow the Company to capitalize on the good will and name recognition attributable to Brite Voice Systems, Inc., while maintaining the substantial good will and name recognition associated with its current name. The Board also believes the addition of the word "Brite" to the Company's name will more appropriately reflect the expanded scope of the Company's operations and product offerings.

REQUIRED AFFIRMATIVE VOTE

         The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company on June 21, 1999, the record date for the 1999 Annual Meeting of Shareholders, shall be required to approve the proposed amendment to the Company's Articles of Incorporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice, Inc.:

      COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities that are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.

      For fiscal 1999, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance, and (iii) long-term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 1999. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the software, data and telecommunications industries. The Compensation Committee believes that compensation opportunities above the mid-point for its comparison group are appropriate based on the Company's above average long term historical growth in revenue and earnings.

      Generally, both cash bonus and equity-based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1996 through fiscal 1999. The Compensation Committee determined to put a greater emphasis on incentive compensation commencing with fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, Ernst & Young LLP was hired to serve as an independent compensation consultant for fiscal 1995 through fiscal 1999. In this capacity, Ernst & Young LLP analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for software and data/telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

      STOCK OWNERSHIP GUIDELINES. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of three and one-half times annual salary for the Chairman of the Board and Chief Executive Officer to one-half times annual salary for key executives below the vice president level.

      Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines have provided for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee monitors each executive's progress toward achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 1999 COMPENSATION.

      Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparable positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee reviewed the compensation surveys provided by Ernst & Young LLP. Annual salaries, including increases to salaries, for fiscal 1999 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Company's executive management, by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels. Raises to annual base salaries for officers of the Company, including executive officers, for fiscal 1999, ranged from 1.9% to 23%. Most of the officers received a raise of between 5% and 6%.

      The Company entered into an employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Daniel D. Hammond, during fiscal 1997 which required the Compensation Committee to conduct an annual review of Mr. Hammond's base salary. Mr. Hammond recommended to the Compensation Committee that he not receive an increase to his base salary for fiscal 1999. The Compensation Committee accepted Mr. Hammond's recommendation. Moreover, for the eight-month period commencing October 1, 1997, Mr. Hammond voluntarily elected to reduce his monthly base salary by 20% from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues. Mr. Hammond reinstated his full base salary of $341,640 only after the Company's revenues and earnings increased 32% and 138%, respectively, from fourth quarter fiscal 1998 to first quarter fiscal 1999. The Compensation Committee analyzed the compensation surveys provided by Ernst & Young LLP pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. The Compensation Committee believes that this salary level, which was slightly above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance during his tenure as Chief Executive Officer. See "Agreements with Executive Officers" for a discussion of the employment agreements with Mr. Hammond and Messrs. Berger, Graham and Pratt.

      Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer, the Company's President and Chief Operating Officer, and the Chief Financial Officer and Secretary, were based on formulas designed to compensate such officers for any increases to revenues and earnings per share achieved for fiscal 1999. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company's annual earnings per share and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.

      The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 1999 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. A significant amount of the annual bonuses for these other executive officers was generally contingent upon the Company attaining a targeted annual earnings per share objective determined by the Compensation Committee, which was achieved for fiscal 1999. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and expense containment. The aggregate of quarterly and annual bonuses paid to officers, including executive officers, for fiscal 1999 ranged from approximately 30% to 158% of base salary.

      Pursuant to his employment agreement, the bonus payable to the Chairman of the Board and Chief Executive Officer, Daniel D. Hammond, was modified from his prior agreement primarily to reward Mr. Hammond for increases to the Company's earnings per share and revenues. Under his prior employment agreement, Mr. Hammond had received a bonus for each cent of earnings per share, irrespective of the Company's earnings or revenues for the prior fiscal year. Specifically, Mr. Hammond's annual bonus opportunity was revised so as to be based 50% on earnings per share, primarily increases to earnings per share, and 50% on any increase to revenue, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. Based on this revised formula, Mr. Hammond received a bonus of $512,460 for fiscal 1999. Mr. Hammond's bonus reflected a 34% increase in revenues, and a 31% increase in earnings, for fiscal 1999 as compared to fiscal 1998. Mr. Berger, the Company's President, and Mr. Graham, the Company's Chief Financial Officer, have employment agreements similar to Mr. Hammond's agreement, with similar provisions governing their bonuses.

      The employment agreement with Mr. Hammond also permits payment of an additional discretionary bonus if the Compensation Committee determined that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Hammond for fiscal 1999.

      Long-Term Equity-Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 1999 consisted of incentive stock options granted under the Company's 1990 Incentive Stock Option Plan, and nonqualified stock options granted under the Company's 1998 Stock Option Plan and restricted stock under the Company's Restricted Stock Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company.

      The stock options are granted at the market price on the date of grant and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Shares of restricted stock (which were granted to certain executive officers during fiscal 1996, 1997 and 1999) will only have value to the employee if the employee remains with the Company until any conditions to issuance have been satisfied, and the restrictions have lapsed, which was two years in the case of all restricted stock awards for fiscal 1996 and 1997.

      The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's employee stock option plans and restricted stock plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 1999, stock option awards were made in light of a compensation review and recommendations prepared by Ernst & Young LLP comparing stock option awards to officers by the Company to awards made by 11 companies in the Telephone and Telegraph Apparatus industry whose description of business and revenues most closely approximated those of the Company. These companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph".

      Grants to individual officers during fiscal 1999 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity-based incentive opportunities was also considered by the Compensation Committee in determining stock option awards. The Compensation Committee issued 46,914 shares of restricted stock to certain executive officers of the Company during fiscal 1999 pursuant to restricted stock awards made during fiscal 1996 and a restricted stock award made during fiscal 1999 to InterVoice's new President and Chief Operating Officer, David A. Berger. Mr. Hammond was awarded up to 92,290 shares of restricted stock during fiscal 1996. Pursuant to the award, the Company agreed to issue Mr. Hammond 20% of the maximum number of shares awarded to him if and when the closing price per share of the Company's Common Stock as quoted on the Nasdaq National Market first equals or exceeds each of the following targets for 20 consecutive market days:
$9.46; $11.82; $14.77; $18.47; and $23.13. The Company issued 18,458 shares of restricted stock to Mr. Hammond under this award during fiscal 1996, and issued 18,458 additional shares during fiscal 1997, and 18,458 shares during fiscal 1999.

         The Compensation Committee granted stock options covering 1,848,700 shares of Common Stock to officers of the Company during fiscal 1999. Options covering 120,000 shares of Common Stock were granted to Mr. Hammond during fiscal 1999. All references to the restricted stock awards and stock options reflect automatic adjustments to account for a 100% stock dividend issued during January 1999.

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1999 adequately reflect the Company's compensation goals and policies.

June 10, 1999

                                               COMPENSATION COMMITTEE OF
                                               THE BOARD OF DIRECTORS

                                               George C. Platt
                                               Joseph J. Pietropaolo
                                               David W. Brandenburg
                                               Grant A. Dove

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 1999 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 1999, February 28, 1998 and February 28, 1997.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Long Term
                                                                                Compensation
                                                 Annual Compensation               Awards (1)                   All Other
                                                                                                               Compensation
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         All Other
                                                                             Restricted    Securities      Cash         Company
                                                                               Stock       Underlying     Compen-        Common
 Name and Principal Position           Year     Salary (2)       Bonus       Issuances      Options     sation (4)    Stock(1)(5)
                                                                                 (3)
----------------------------------------------------------------------------------------------------------------------------------
Daniel D. Hammond                      1999   $   326,776(6)   $   512,460   $   316,926       120,000   $     9,154            --
Chairman of the Board and              1998       313,170(6)        85,410            --        60,000         7,882           342
Chief Executive Officer                1997       341,640(6)        85,410       271,679       360,000         5,544            --

Rob-Roy J. Graham                      1999       193,576          196,267       158,463       100,000         6,534            --
Chief Financial Officer                1998       185,000           72,650            --        50,000         5,597           318
Secretary                              1997       163,542           42,500       135,825        33,000         5,523            --
Chief Accounting Officer
Controller

M. Gregory Smith(7)                    1999       157,419          114,128            --        40,000         7,163            --
Senior Vice President, Sales           1998       150,001           83,117            --        25,000         6,308           102
                                       1997        56,250           29,802            --        60,000         1,655            --

Dwain H. Hammond                       1999       192,985           57,093       158,463        60,000         3,305            --
Senior Vice President of               1998       180,001           22,176            --       104,800         3,197           318
Engineering                            1997       150,000           18,900       135,825        19,300         2,917            --


Eric L. Pratt(8)                       1999       132,772          144,178            --        40,000         7,024            --
Vice President, Telco Sales -          1998        49,760           62,500            --        60,000            63            --
Systems Engineering                    1997            --               --            --            --            --            --
----------------------------------------------------------------------------------------------------------------------------------


-----------

(1) The stock option and restricted stock awards, together with the contributions of shares of the Company's Common Stock to the Company's 401(k) Employee Savings Plan in this table for fiscal 1997, 1998 and 1999 have been adjusted to reflect a 100% stock dividend issued on shares of the Company's Common Stock in January 1999.

(2) Includes amounts deferred at the Named Officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(3) Three of the Named Officers were issued shares of restricted Common Stock under the Company's Restricted Stock Plan on April 2, 1996 and on January 11, 1999. The following Named Officers were issued the following amounts of restricted shares on April 2, 1996: 18,458 shares to Daniel D. Hammond and 9,228 shares to each of Rob-Roy J. Graham and Dwain H. Hammond. The same three Named Officers were issued the following amount of restricted shares on January 11, 1999: 18,458 to Daniel D. Hammond and 9,228 to each of Rob-Roy J. Graham and Dwain H. Hammond. Any restricted shares awarded to a Named Officer will be forfeited if the Named Officer's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the restricted shares were issued to such Named Officer. The value of restricted shares is based on the closing price of the Company's Common Stock on the Nasdaq National Market on April 2, 1996, for those shares issued during fiscal 1997 and January 11, 1999 for those shares issued during fiscal 1999. At February 28, 1999, the aggregate restricted share holding in shares (and dollars) were 36,916 ($401,462) for Daniel D. Hammond and 18,456 ($200,710) for each of Rob-Roy J. Graham and Dwain H. Hammond, based on the closing price of the Company's Common Stock on February 28, 1999. The restricted shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock.

(4) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(5) Represents Company contributions of Common Stock to the Company's 401(k) Employee Savings Plan.

(6) Mr. Hammond voluntarily elected to reduce his monthly base salary 20%, from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues, for the eight-month period commencing October 1, 1997.

(7)   Mr. Smith became employed by the Company during August 1996.

(8)   Mr. Pratt became employed by the Company during October 1997.

OPTION GRANTS

      The following table sets forth certain information with respect to grants of stock options pursuant to the Company's 1990 Incentive Stock Option Plan and 1998 Stock Option Plan during fiscal 1999 to the Named Officers.


--------------------------------------------------------------------------------------------------------------------------
                                                                                                POTENTIAL
                                                                                           REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                              FOR OPTION TERM(2)

--------------------------------------------------------------------------------------------------------------------------
                                                % of Total
                                Number of        Options
                                Securities      Granted to
                                Underlying      Employees      Exercise
  NAME                           Options        in Fiscal        Price       Expiration
                                Granted (1)        1999          (/Sh)           Date             5%              10%
--------------------------------------------------------------------------------------------------------------------------
  Daniel D. Hammond               120,000           6.5%        $4.875        3/25/08       $1,540,707        $2,799,834

  Rob-Roy J. Graham               100,000           5.4%         4.875        3/25/08        1,283,923         2,333,195

  M. Gregory Smith                 40,000           2.2%         4.875        3/25/08          513,569           933,278

  Dwain H. Hammond                 60,000           3.2%         4.875        3/25/08          770,354         1,399,917

  Eric L. Pratt                    40,000           2.2%         4.875        3/25/08          513,569           933,278
--------------------------------------------------------------------------------------------------------------------------


      (1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market) on the date of grant and expire ten years from the date of grant. The options become exercisable in three equal amounts on the first three annual anniversaries of the date of grant. All options, as applicable, have been adjusted to reflect a 100% stock dividend issued on shares of the Company's Common Stock in January 1999.

      (2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning February 26, 1999, based on the closing price on the Nasdaq National Market of the Common Stock of $10.875 on such date, a share of the Common Stock would have a value on February 28, 2009 of approximately $17.71 at an assumed appreciation rate of 5% and approximately $28.21 at an assumed appreciation rate of 10%.

OPTIONS EXERCISED AND HOLDINGS

      The following table provides information concerning option exercises in fiscal 1999 and the value of unexercised options held by each of the Named Officers at the end of fiscal 1999.

----------------------------------------------------------------------------------------------------------------------
                                                                                                        Value of
                                                                              NUMBER OF                Unexercised
                                                                             UNEXERCISED              In-the-Money
                                                                             OPTIONS AT                Options at
                                                                           FISCAL YEAR END         Fiscal Year End(1)
----------------------------------------------------------------------------------------------------------------------
                            Shares Acquired                                 Exercisable/               Exercisable/
NAME                          on Exercise          Value Realized           Unexercisable             Unexercisable
----------------------------------------------------------------------------------------------------------------------
Daniel D. Hammond                360,000             $3,146,400        339,600 / 285,000       $223,998 / 1,044,375

Rob-Roy J. Graham                 73,968                537,703         68,300 / 148,500           24,431 / 820,313

M. Gregory Smith                  30,250                228,450               0 / 94,750                0 / 490,781

Dwain H. Hammond                  48,432                573,438              0 / 132,368                0 / 785,162

Eric L. Pratt                     15,000                111,563               0 / 85,000                0 / 507,188

----------------------------------------------------------------------------------------------------------------------

(1) Values stated are based on the closing price ($10.875) of the Company's Common Stock as reported on the Nasdaq National Market on February 26, 1999 and the exercise price of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

      Employment Agreement with Daniel D. Hammond. On June 21, 1996 the Company renewed and extended the employment agreement with Daniel D. Hammond for the three-year period from March 1, 1996 through February 28, 1999. Mr. Hammond and the Compensation Committee are currently negotiating a new employment agreement for Mr. Hammond, and hope to have the agreement negotiated prior to this year's annual meeting. By its terms, the 1996 agreement will remain in effect until the new employment agreement is negotiated. Under the 1996 agreement, Mr. Hammond's salary was increased for the first time in two years to $341,640. Mr. Hammond did not receive any increases to his base salary during the term of his 1996 agreement. In addition, Mr. Hammond voluntarily elected to reduce his monthly base salary 20% from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues, for the eight-month period commencing October 1, 1997. Mr. Hammond reinstated his full salary as of June 1, 1998, based on improvements to the Company's expenses to revenues ratio, particularly for the first quarter of fiscal 1999. Mr. Hammond's annual bonus opportunity was revised under his 1996 employment agreement so as to be based 50% on earnings per share, particularly increases to earnings per share, and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change would be compared to fiscal 1996. With respect to earnings per share, Mr. Hammond's bonus opportunity under his 1996 agreement ranged from 10% of his base salary if earnings per share did not decrease more than 10% from the base fiscal year to 125% of his base salary if earnings per share increased by 40% or more. With respect to revenues, Mr. Hammond's bonus opportunity ranged from 25% of his base salary if revenues were flat or increased by less than 10%, to 125% of his base salary if revenues increased by 40% or more.

      Mr. Hammond received a bonus of $512,460 for fiscal 1999. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three-year period ended February 28, 1999. Finally, in connection with the renewal and extension of Mr. Hammond's employment agreement, he was awarded a stock option during fiscal 1997 covering 360,000 shares of Common Stock under the Company's 1990 Incentive Stock Option Plan.

      Except as discussed below, Mr. Hammond's 1996 agreement requires that he not compete with the Company while he renders services under the agreement and for a period of 18 months thereafter. The 1996 agreement also provides that the Company can pay Mr. Hammond an additional discretionary bonus in an amount to be approved by the Board of Directors of the Company. No such discretionary bonus was paid for fiscal 1999. The agreement further provides that the Company can only terminate Mr. Hammond for cause or because he becomes disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving 12 months' prior notice, the Company would have to pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company would "gross-up" the Change in Control Amount such that Mr. Hammond would receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond can terminate his employment for any reason by giving 12 months' prior written notice. Mr. Hammond would be released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Hammond's employment is terminated without cause, the Company would be obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 360,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement would become completely exercisable, to the extent that the option was not already exercisable as of such date.

      On October 27, 1998 the Company's board of directors accepted an offer from Mr. Hammond to purchase at that date's Nasdaq National Market closing price 120,000 of his shares of Common Stock (as adjusted for the 100% stock dividend paid in January 1999). Mr. Hammond abstained from voting on the matter.

      Employment Agreement with David A. Berger. David A. Berger joined the Company as President and Chief Operating Officer on August 31, 1998. In connection with his employment, the Company and Mr. Berger entered into an employment agreement for the two-and-one-half year period commencing September 1, 1998. Under the agreement, Mr. Berger's salary is $250,000 per year. Additionally, Mr. Berger's annual bonus opportunity is based 50% on any increase to earnings per share and 50% on any increase to revenues for each fiscal year under his agreement, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Berger's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 100% of his base salary if revenues were increased by 40% or more. Other than the matters discussed in this paragraph, Mr. Berger's employment agreement (including the terms governing any termination of his employment with the Company) are substantially the same as Mr. Hammond's 1996 employment agreement, which is discussed above. Mr. Berger received a bonus of $125,000 for fiscal 1999. Furthermore, in connection with Mr. Berger's employment agreement, he was awarded during fiscal 1999 an option covering 300,000 shares of Common Stock under the 1998 Stock Option Plan; and an opportunity to receive up to 30,000 shares of restricted stock under the Company's Restricted Stock Plan.

      Employment Agreement with Rob-Roy J. Graham. Rob-Roy J. Graham, the Company's Chief Financial Officer and Secretary, entered into an employment agreement with the Company for the two-and-one-half-year term commencing on September 1, 1998. Under the agreement, Mr. Graham's salary is $196,267 per year. Mr. Graham received a bonus of $196,267 for fiscal 1999. See the "Summary Compensation Table" for a "discussion of the salary and bonus paid to Mr. Graham. The agreement did not provide for Mr. Graham to receive any stock options or restricted stock in connection with the execution of his new agreement. Other than the matters discussed in this paragraph, Mr. Graham's employment agreement (including the terms governing any termination of his employment with the Company) are substantially the same as Mr. Berger's employment agreement, which is discussed above.

      Employment Agreement with Eric L. Pratt. Eric L. Pratt joined the Company as Vice President of Telco Sales and System Engineering in October 1997. In connection with his employment, The Company and Mr. Pratt entered into an employment agreement for the two-year period commencing October 8, 1997. Under the agreement, Mr. Pratt's salary started at $125,000 and was raised to $132,772 during fiscal 1999. Additionally, Mr. Pratt's agreement provides an opportunity for him to earn quarterly and annual cash bonuses based on a sales incentive plan provided by the Company for each fiscal year. Mr. Pratt's bonus opportunity for fiscal 1999 was based on certain Company and departmental objectives, including sales bookings, sales revenues and expense containment. Mr. Pratt received incentive cash bonuses of $144,178 for fiscal 1999. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Pratt. Other than the matters discussed in this paragraph, Mr. Pratt's employment agreement (including the terms governing any termination of his employment with the Company) are substantially the same as Mr. Hammond's 1996 employment agreement, except for the change of control provisions in Mr. Hammond's agreement. Mr. Pratt's agreement does not include any provisions which award him any special compensation in the event of a change of control of the Company (defined as a triggering event in Mr. Hammond's agreement). Furthermore, in connection with Mr. Pratt's employment agreement, he was awarded during fiscal 1998 an option to receive 60,000 shares of the Company's Common Stock under the Company's 1990 Incentive Stock Option Plan.

      The discussion of stock options and restricted stock awards granted to Messrs. Hammond, Berger, Graham and Pratt reflects automatic adjustments made to the stock options in connection with a 100% stock dividend paid on the Company's Common Stock during fiscal 1999. The number of unexercised shares under each of the referenced stock options and restricted stock awards was doubled as a result of the 100% stock dividend.

                             STOCK PERFORMANCE GRAPH

      The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 28, 1999, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1994 in the Company's Common Stock and each such index.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                                                                       TELEPHONE,
               MEASUREMENT PERIOD                    INTERVOICE        TELEGRAPH           NASDAQ
             (FISCAL YEAR COVERED)                      INC.           APPARATUS        MARKET INDEX
1994                                                        100.00            100.00            100.00
1995                                                        134.44            113.69             95.47
1996                                                        212.22            164.19            131.83
1997                                                         97.78            203.41            158.24
1998                                                         80.00            266.07            215.21
1999                                                        193.33            284.02            278.09

                     ASSUMES $100 INVESTED ON MARCH 1, 1994
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDED FEBRUARY 28, 1999

                              CERTAIN TRANSACTIONS

      For information concerning agreements between the Company and each of Daniel D. Hammond, David A. Berger, Rob- Roy J. Graham and Eric L. Pratt, see "Agreements With Executive Officers".

      On January 11, 1999, restricted shares of common stock were automatically issued to four executive officers of the Company pursuant to restricted stock agreements, because the price of the Company's common stock had exceeded $14.77 for 20 consecutive trading days. The following officers inadvertently failed to report the automatic issuance of the restricted shares on a Form 4 to reflect a change in their beneficial ownership of the Company's shares: Daniel D. Hammond, David A. Berger, Rob-Roy J. Graham and Dwain H. Hammond.

                                    AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 29, 2000. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 2000 is not required.

      During the fiscal year ended February 28, 1999, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission. Ernst & Young LLP also provided consulting services relating to tax compliance, compensation and information system security. All services provided were approved, and the possible effect on the independence of such firm were considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

      Representatives of Ernst & Young LLP are expected to attend the 1999 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

      If a shareholder intends to present a proposal for action at the Company's 2000 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by February 29, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Committee relating to shareholders' proposals.

      In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2000 annual meeting, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $8,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.


                                          INTERVOICE, INC.


                                          DANIEL D. HAMMOND
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
June 28, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                       EXHIBIT A


                                INTERVOICE, INC.

                             1999 STOCK OPTION PLAN


ARTICLE 1.        ESTABLISHMENT AND PURPOSE

                  1.1 ESTABLISHMENT. InterVoice, Inc., a Texas corporation, hereby establishes the InterVoice, Inc. 1999 Stock Option Plan, as set forth in this document.

                  1.2 PURPOSE. The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees to remain in the employ of the Company and to provide motivation to Employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and performance of the Common Stock of InterVoice. A further purpose of the Plan is to provide a means through which InterVoice may attract able persons to become directors of InterVoice and to provide directors of InterVoice with additional incentive and reward opportunities designed to strengthen their concern for the welfare of InterVoice and its stockholders. Toward these objectives, Options may be granted under the Plan to Employees and Outside Directors on the terms and subject to the conditions set forth in the Plan.

                  1.3 EFFECTIVE DATE OF PLAN. This Plan shall be effective as of the date of its approval at the 1999 annual meeting of shareholders of InterVoice by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at such meeting. If the Plan is not so approved, the Plan shall terminate and any Option granted hereunder shall be null and void.


ARTICLE 2.        DEFINITIONS

                  2.1 AFFILIATE. "Affiliate" means a "parent corporation" or a "subsidiary corporation" of InterVoice, as those terms are defined in Section 424(e) and (f) of the Code.

                  2.2 BOARD. "Board" means the Board of Directors of InterVoice.

                  2.3 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

                  2.4 COMMITTEE. "Committee" means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan; provided that the Committee shall consist of two or more directors of InterVoice, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the

Exchange Act and an "outside director" within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162-27(e)(3) interpreting Section 162(m) of the Code, or any successor definitions adopted. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

                  2.5 COMMON STOCK. "Common Stock" means the Common Stock, no par value per share, of InterVoice, or any stock or other securities of InterVoice hereafter issued or issuable in substitution or exchange for the Common Stock.

                  2.6 COMPANY. "Company" means InterVoice and its Affiliates.

                  2.7 CORPORATE CHANGE. A "Corporate Change" shall be deemed to have occurred for purposes of the Plan, upon (a) the dissolution or liquidation of InterVoice; (b) a reorganization, merger or consolidation of InterVoice with one or more corporations (other than a merger or consolidation effecting a reincorporation of InterVoice in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of InterVoice and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a "Corporate Change Merger"); (c) the sale of all or substantially all of the assets of InterVoice; or (d) the occurrence of a Change in Control. A "Change in Control" shall be deemed to have occurred for purposes of the Plan if (a) individuals who were directors of InterVoice immediately prior to a Control Transaction shall cease, within two years of such Control Transaction, to constitute a majority of the Board (or of the Board of Directors of any successor to InterVoice or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of InterVoice immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of InterVoice in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, "Control Transaction" means (a) any tender offer for or acquisition of capital stock of InterVoice pursuant to which any person, entity or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock,
(b) any Corporate Change Merger of InterVoice, (c) any contested election of directors of InterVoice or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, "Group" means persons who act "in concert" as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

                  2.8 EFFECTIVE DATE. "Effective Date" means the date an Option is determined to be effective by the Committee or the Board upon the grant of such Option.

                  2.9 EMPLOYEE. "Employee" means any person treated as an employee by InterVoice or an Affiliate. "Employee" shall not include an Outside Director or any other person treated by InterVoice or an Affiliate as an independent contractor.

                  2.10 EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

                  2.11 FAIR MARKET VALUE. "Fair Market Value" means the fair market value of the Common Stock, as determined in good faith by the Committee or, (i) if the Common Stock is traded in the over-the-counter market, the average of the representative closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the date the Option is granted (or if there was no quoted price for such date of grant, then for the last preceding business day on which there was a quoted price), or (ii) if the Common Stock is traded in the NASDAQ National Market System, the average of the highest and lowest selling prices for such stock as quoted on the NASDAQ National Market System for the date the Option is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales), or (iii) if the Common Stock is listed on any national stock exchange, the average of the highest and lowest selling prices for such stock as quoted on such exchange for the date the Option is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales).

                  2.12 INTERVOICE. "InterVoice" means InterVoice, Inc., a Texas corporation, and any successor thereto.

                  2.13 OPTION. "Option" means an option to purchase shares of Common Stock granted to a Participant pursuant to Article 6.

                  2.14 OPTION AGREEMENT. "Option Agreement" means a written agreement between InterVoice and a Participant that sets forth the terms, conditions, restrictions and/or limitations applicable to an Option.

                  2.15 OUTSIDE DIRECTOR. "Outside Director" means an individual duly elected or chosen as a director of InterVoice who is not also an Employee.

                  2.16 PARTICIPANT. "Participant" means any Employee or Outside Director to whom an Option has been granted under the Plan.

                  2.17 PLAN. "Plan" means this InterVoice, Inc. 1999 Stock Option Plan.

                  2.18 RETIREMENT. "Retirement" means the termination of a Participant's employment or service on or after his or her 65th birthday.

ARTICLE 3.        PLAN ADMINISTRATION

                  3.1. RESPONSIBILITY OF COMMITTEE. Subject to the terms and provisions of the Plan, including, without limitation, Section 3.6, the Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

                  3.2 AUTHORITY OF COMMITTEE. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right, subject to the provisions of Section 3.6, to: (a) interpret the Plan and the Option Agreements executed hereunder; (b) determine eligibility for participation in the Plan; (c) decide all questions concerning eligibility for, and the size of, Options granted under the Plan; (d) construe any ambiguous provision of the Plan or any Option Agreement; (e) prescribe the form of the Option Agreements embodying Options granted under the Plan; (f) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement; (g) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper; (h) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper; (i) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (j) accelerate the vesting of an Option when such action or actions would be in the best interests of the Company; (k) grant Options in replacement of Options previously granted under the Plan or any other employee benefit plan of the Company; and (l) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

                  3.3 DISCRETIONARY AUTHORITY. Subject to the provisions of
Section 3.6, (i) the Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan, and its determination of eligibility for participation under the Plan, and (ii) the decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.

                  3.4 ACTION BY THE COMMITTEE. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

                  3.5 DELEGATION OF AUTHORITY. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, delegate some or all of its authority under the Plan to any person or persons; provided, however, that any such delegation shall be in writing; and provided further that only the Committee may grant Options to Employees who are subject to Section 16 of the Exchange Act or who are "covered employees" within the meaning of Section 162(m) of the Code.

                  3.6 BOARD AUTHORITY. Notwithstanding the authority hereby delegated to the Committee to administer the Plan, the Board shall have sole and exclusive authority, subject to the express provisions of the Plan, to grant Options to Outside Directors under the Plan, to determine the terms, conditions, restrictions and/or limitations applicable to such Options and to make all other determinations and take any and all other actions it deems necessary or advisable with respect to such Options. The Board shall have no authority under the Plan to grant Options to Employees, and such authority is vested exclusively in the Committee.

                  3.7 LIABILITY; INDEMNIFICATION. No member of the Committee or the Board nor any person to whom authority has been delegated by the Committee, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Options granted hereunder, and each member of the Committee and the Board shall be fully indemnified and protected by InterVoice with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.


ARTICLE 4.        ELIGIBILITY

                  All Employees and Outside Directors are eligible to participate in the Plan. The Committee shall select, from time to time, Participants from those Employees, and the Board shall select, from time to time, Participants from those Outside Directors, who, in the opinion of the Committee or the Board, can further the Plan's purposes. In making this selection, the Committee and the Board may give consideration to the functions and responsibilities of the Participant, his or her past, present and potential contributions to the growth and success of the Company and such other factors deemed relevant by the Committee or the Board. Once a Participant is so selected, the Committee or the Board shall determine the size of Option to be granted to the Participant and shall establish in the related Option Agreement the terms, conditions, restrictions and/or limitations applicable to the Option, in addition to those set forth in the Plan and the administrative rules and regulations, if any, established by the Committee. No Employee is entitled to receive an Option unless selected by the Committee, and no Outside Director is entitled to receive an Option unless selected by the Board.


ARTICLE 5.        SHARES SUBJECT TO THE PLAN.

                  5.1 AVAILABLE SHARES. The maximum number of shares of Common Stock that shall be available for grant of Options under the Plan shall not exceed 4,000,000, subject to adjustment as provided in Sections 5.2 and 5.3. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Board, in its discretion, shall from time to time determine.

                  5.2      ADJUSTMENTS FOR RECAPITALIZATIONS AND
                           REORGANIZATIONS.

                           (a) The shares with respect to which Options may be
                  granted under the Plan are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Option theretofore granted, InterVoice shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by InterVoice, the number of shares of Common Stock with respect to which such Option may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the exercise price per share shall be proportionately reduced, and
                  (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the exercise price per share shall be proportionately increased.

                           (b) If InterVoice recapitalizes or otherwise changes
                  its capital structure, thereafter upon any exercise of an Option theretofore granted the Participant shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Option.

                           (c) In the event of changes in the outstanding Common
                  Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, separations (including a spin-off or other distribution of stock or property), exchanges or other relevant changes in capitalization occurring after the date of grant of any Option and not otherwise provided for by this Section 5.2, any outstanding Options and any Option Agreements evidencing such Options shall be subject to adjustment by the Committee at its discretion as to the number, price and kind of shares of Common Stock subject to, and other terms of, such Options to reflect such changes in the outstanding Common Stock.

                           (d) In the event of any changes in the outstanding
                  Common Stock provided for in this Section 5.2, the aggregate number of shares available for grant of Options under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive. Any adjustment provided for in this Section 5.2(d) shall be subject to any required stockholder action.

                  5.3 ADJUSTMENTS FOR OPTIONS. The Committee shall have full discretion to determine the manner in which shares of Common Stock available for grant of

Options under the Plan are counted. Without limiting the discretion of the Committee under this Section 5.3, unless otherwise determined by the Committee, for the purpose of determining the number of shares of Common Stock available for grant of Options under the Plan; (a) the grant of an Option shall reduce the number of shares available for grant of Options under the Plan by the number of shares subject to such Option and (b) if any Option is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Option shall again be available for grant of Options under the Plan.


ARTICLE 6.        OPTIONS

                  6.1 GENERAL. All Options granted under this Plan shall be nonqualified stock options that are not intended to meet the requirements of
Section 422(b) of the Code.

                  6.2 TERMS AND CONDITIONS OF OPTIONS. All Options granted under the Plan shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee or the Board may, in its sole judgment, subject any Option or the Common Stock underlying such Option to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise or vesting of an Option and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to the exercise of an Option), provided they are not inconsistent with the terms of the Plan. Options granted under the Plan need not be uniform. Options granted under the Plan shall be exercisable in whole or in such installments and at such times as may be determined by the Committee or the Board. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee or the Board, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Effective Date of the Option's grant. The term of each Option shall be as specified by the Committee or the Board; provided, however, that unless otherwise designated by the Committee or the Board, no Options shall be exercisable later than 10 years from the Effective Date of the Option's grant.

                  6.3 EXERCISE OF OPTIONS.

                           (a) Subject to the terms and conditions of the Plan,
                  Options shall be exercised by the delivery of a written notice of exercise to InterVoice, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

                           (b) Upon exercise of an Option, the exercise price of
                  the Option shall be payable to InterVoice in full in cash.

                           (c) Payment of the exercise price of an Option may
                  also be made, in the discretion of the Committee, by delivery to InterVoice or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to InterVoice to pay for the exercise price and any required withholding taxes.

                           (d) As soon as reasonably practicable after receipt
                  of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, InterVoice shall deliver to the Participant, in the Participant's name, a stock certificate or certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option.

                  6.4 TERMINATION OF SERVICE. Each Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or service with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee or the Board, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. Subject to Section 5.2 and Article 7, in the event that a Participant's Option Agreement does not set forth such termination provisions, the following termination provisions shall apply with respect to such Option:

                           (a) RETIREMENT, DISABILITY OR DEATH. If the
                  employment or service of a Participant shall terminate by reason of Retirement, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or death, outstanding Options held by the Participant may be exercised, to the extent then vested, no more than two years from the date of such termination of employment or termination of service, unless the Options in any way expressly provide for earlier termination.

                           (b) OTHER TERMINATION. If the employment or service
                  of a Participant shall terminate for any reason other than the reasons set forth in paragraph (a) above, whether on a voluntary or involuntary basis, outstanding Options held by the Participant may be exercised, to the extent then vested, no more than two years from the date of such termination of employment or termination of service, unless the Options in any way expressly provide for earlier termination.

                           (c) TERMINATION FOR CAUSE. Notwithstanding paragraphs
                  (a) and (b) above, if the employment or service of a Participant shall be terminated by reason of such Participant's fraud, dishonesty or performance of other acts detrimental to the Company or an Affiliate, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

                  6.5 MAXIMUM OPTION GRANTS. Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares of Common Stock for which Options may be granted under the Plan to any one Participant during a calendar year is 300,000 shares.


ARTICLE 7.        CORPORATE CHANGE

                  Notwithstanding anything contained in the Plan to the contrary, in the event of a Corporate Change, unless otherwise provided in the related Option Agreement, all Options then outstanding shall become exercisable in full and all restrictions imposed on any Common Stock that may be delivered pursuant to the exercise of such Options shall be deemed satisfied.


ARTICLE 8.        AMENDMENT AND TERMINATION

                  The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the stockholders of InterVoice if InterVoice, on the advice of counsel, determines that such stockholder approval is necessary or desirable. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Options granted prior to such termination. No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the consent of the Participant holding such Option (except that such consent shall not be required in the case of an amendment or modification required following a change in law or interpretation thereof to cause the Options under the Plan to continue to qualify as "performance-based compensation" within the meaning of Section 162(m) of the
Code).


ARTICLE 9.        MISCELLANEOUS

                  9.1 OPTION AGREEMENTS. After the Committee or the Board grants an Option under the Plan to a Participant, InterVoice and the Participant shall enter into an Option Agreement setting forth the terms, conditions, restrictions and/or limitations applicable to the Option and such other matters as the Committee or the Board may determine to be appropriate. The terms and provisions of the respective Option Agreements need not be identical. In the event of any conflict between an Option Agreement and the Plan, the terms of the Plan shall govern.

                  9.2 NONASSIGNABILITY. Except as otherwise provided in a Participant's Option Agreement, no Option granted under the Plan may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Further, no such Option shall be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Option not specifically permitted by the Plan or the Option Agreement shall be null and void and without effect. All Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or, in the event of the Participant's legal incapacity, by his or her guardian or legal representative.

                  9.3 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued pursuant to any Option granted under the Plan, and no payment or other adjustment shall be made in respect of any such fractional share.

                  9.4 WITHHOLDING TAXES. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Options under the Plan.

                  9.5 REGULATORY APPROVALS AND LISTINGS. Notwithstanding anything contained in the Plan to the contrary, InterVoice shall have no obligation to issue or deliver shares of Common Stock under the Plan prior to
(a) the obtaining of any approval from any governmental agency which InterVoice shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange or stock market on which the Common Stock may be listed and (c) the completion of any registration of any governmental body which InterVoice shall, in its sole discretion, determine to be necessary or advisable.

                  9.6 BINDING EFFECT. The obligation of InterVoice under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of InterVoice, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of InterVoice. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.

                  9.7 SEVERABILITY. If any provision of the Plan or any Option Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

                  9.8 NO RESTRICTION OF CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent InterVoice or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by InterVoice or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Options made or to be made under the Plan. No Participant or other person shall have any claim against InterVoice or any Affiliate as a result of such action.

                  9.9 NOTICES. All notices required or permitted to be given or made under the Plan or any Option Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, answer back requested, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (a) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor or (c) if sent by telecopy or facsimile transmission, when the answer back is received. InterVoice or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Option Agreement shall be delivered or sent (a) to a Participant at his or her address as set forth in the records of the Company or (b) to InterVoice at the principal executive offices of InterVoice clearly marked "Attention: Human Resources Department."

                  9.10 GOVERNING LAW. The Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by applicable federal law.

                  9.11 NO RIGHT, TITLE OR INTEREST IN COMPANY ASSETS. No Participant shall have any rights as a stockholder of InterVoice as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All of the Options granted under the Plan shall be unfunded.

                  9.12 RISK OF PARTICIPATION. Nothing contained in the Plan shall be construed either as a guarantee by InterVoice or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by InterVoice or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

                  9.13 NO GUARANTEE OF TAX CONSEQUENCES. No person connected with the Plan in any capacity, including, but not limited to, InterVoice and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, Federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Options or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

                  9.14 OTHER BENEFITS. No Option granted under the Plan shall be considered compensation for purposes of computing benefits or contributions under any retirement plan of InterVoice or any Affiliate, nor affect any benefits or compensation under any other benefit or compensation plan of InterVoice or any Affiliate now or subsequently in effect.

                  9.15 CONTINUED EMPLOYMENT OR SERVICE. Nothing contained in the Plan or in any Option Agreement shall confer upon any Participant the right to continue in the employ of the Company, or interfere in any way with the rights of the Company to terminate his or her employment at any time, with or without cause. Further, participation in this Plan shall not give any Outside Director any right to continue as a director of InterVoice.

                  9.16 MISCELLANEOUS. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

                  IN WITNESS WHEREOF, this Plan has been executed this ____ day of June, 1999.

                                       INTERVOICE, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

PROXY                                                                      PROXY

                                INTERVOICE, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints Daniel D. Hammond, David A. Berger, and Rob-Roy J. Graham, and any of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE, INC. (the "Company"), standing in the name of the undersigned at the close of business on June 21, 1999, at the annual meeting of shareholders to be held on August 17, 1999, at Plano, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated June 28, 1999, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.


   This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN, FOR THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S 1999 STOCK OPTION PLAN.

                  (Continued and to be signed on reverse side)

                                INTERVOICE, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

[                                                                              ]


                                                                                WITHHOLD
                                                                                AUTHORITY      FOR all nominees, except
                                                                  FOR all      to vote for     vote withheld for those
                                                                  nominees     all nominees    named below:
1. Election of Directors
   NOMINEES: DANIEL D. HAMMOND, JOSEPH J. PIETROPAOLO,              [ ]            [ ]              [ ]
   GEORGE C. PLATT, GRANT A. DOVE, DAVID W.
   BRANDENBURG AND STANLEY G. BRANNAN                                                                     -------------------------
                                                                                                              Nominee Exceptions
                                                                    FOR          AGAINST          ABSTAIN
2. To approve the Company's 1999 Stock Option Plan.                 [ ]            [ ]              [ ]


3. To amend the Articles of Incorporation of the Company to         FOR          AGAINST          ABSTAIN
   change the corporate name of the Company to InterVoice-Brite,    [ ]            [ ]              [ ]
   Inc.


4. In their discretion, the proxies are authorized to
   vote upon such other business or matters as may                  FOR          AGAINST          ABSTAIN
   properly come before the meeting or any adjournment              [ ]            [ ]              [ ]
   thereof.



The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.


--------------------------------------------------------------------------------
             Signature                                              Date


--------------------------------------------------------------------------------
             Signature                                              Date

NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.